Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC REPORTS RECORD RESULTS FOR SECOND QUARTER

St. Peters, MO, July 26, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported preliminary financial results for the second quarter ended June 30, 2006.

Highlights:

•	Net sales of $370.5 million
•	Gross margin increases to 43.3% of sales
•	Operating margin increases to 34.4% of sales
•	Cash balance increases by $77.2 million vs. prior quarter

The company announced record second quarter 2006 net sales of $370.5 million. Increased selling prices and a richer product mix helped drive the sequential improvement.

The company reported record gross margin in the quarter of $160.5 million, or 43.3% of sales, results which include a $1.0 million stock compensation expense. Operating income, which reflects a total of $3.8 million in stock compensation expense, was a record $127.3 million, or 34.4% of net sales. Operating expenses of $33.2 million declined sequentially as a percentage of sales, to 8.9%, and include $2.8 million of stock option expense.

On a non-GAAP basis, using an estimated effective cash tax rate of 19%, net income for the second quarter of 2006 was $103.1 million (including $3.8 million in pre-tax stock compensation expense) and non-GAAP diluted EPS was $0.45 (which includes approximately $0.01 impact from options). Net income for the second quarter, using a book tax rate of 35.4% and including $3.8 million in stock compensation expense, was $81.9 million and diluted EPS was $0.36.

MEMC ended the second quarter with cash and cash equivalents of $314.2 million, compared to $237.0 million at the end of the prior quarter. Operating cash flow for the quarter was $114.8 million, or 31.0% of sales. Capital expenditures for the quarter totaled $33.0 million. Free cash flow (operating cash flow minus capital expenditures) was $81.8 million or 22.1% of sales.

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MEMC ELECTRONIC MATERIALS

“Positive market trends continued in the second quarter.” said Nabeel Gareeb, MEMC’s chief executive officer, “A strong market position allowed MEMC to capitalize on those trends and post record results in nearly every category. Margins improved by approximately 450 basis points compared to the first quarter, and cash balances increased by almost $80 million. On the solar front, today we announced the $5-6 billion definitive agreement with Suntech to supply solar wafers over a 10-year period. Our expansion into this fast-growing adjacent space provides MEMC with another highly profitable growth engine, which we believe should allow us to outgrow our competition through varying market conditions.”

Outlook

“The pricing environment continues to be healthy due to high wafer manufacturing utilization rates and the constrained polysilicon supply chain. Many semiconductor customers have reported continued sequential unit growth views that would require more square inches of silicon wafers. Some other semiconductor customers have reported a more cautious unit growth outlook for the remainder of 2006, but have also indicated that they may still purchase available 200mm and smaller diameter wafers to either support strong demand on those diameters or replenish very low levels of inventory. In addition, the solar market continues to exhibit extraordinary strength. All three situations are anticipated to increase the pressure on the already constrained polysilicon supply chain.”

“Based on the indications from our semiconductor customers, our increasing exposure to the robust solar market, and the constrained polysilicon dynamics, we are targeting third quarter 2006 sales to increase by approximately 5% over the strong second quarter of 2006. In addition, we are targeting gross margin to improve by over 200 basis points and operating margin to improve by over 300 basis points compared to the records set in the second quarter. For the full year 2006, based on these same industry dynamics, we are now targeting revenue of approximately $1.5 billion, and non-GAAP EPS (based on a cash tax rate of 19% or lower) to be between $1.80 and $2.00, versus the prior indications of $1.3 billion to $1.5 billion in revenue with non-GAAP EPS (based on a mid-teens cash tax rate) between $1.40 and $1.70,” concluded Gareeb.

Financial Reporting Update

We are pleased to report that MEMC, in consultation with its independent registered public accountants, expects to file its Form 10-Qs for the first three quarters of 2005 as well as its 2005 Form 10-K no later than August 10, 2006.

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MEMC ELECTRONIC MATERIALS

In the meantime, consistent with past practice, the company has provided an updated one page summary of known changes to date, compared to the last information provided on April 26, 2006 to reflect the company’s current understanding of its 2005 and first quarter of 2006 financial statements.

In summary, the adjustments to EPS for 2005 from the previously reported results on April 26, 2006 amount to a $0.02 change due to operations and a $0.32 change due to taxes, for a total reduction to EPS of $0.34. The downward adjustments to EPS for the first quarter of 2006 from the previously reported results on April 26, 2006 are less than one half of one cent ($0.5 million), primarily associated with professional fees for the 2005 restatement activities.

All results for the second quarter of 2006 are reported consistent with changes implemented for 2005 and the first quarter of 2006.

These updated results follow the 2006 second quarter results set forth immediately after the narrative text of this press release. The updated results also include a brief summary of the reasons behind any updated numbers. More detailed explanations of these updated numbers will be set forth in the company’s Form 10-Qs for the first three quarters of 2005 and Form 10-K for 2005 when those documents are filed with the SEC.

The preliminary results for the first and second quarters of 2006 are subject to review by the company’s independent registered public accountants before filing on Form 10-Q and the preliminary results for the 2005 quarters and year are subject to audit by the company's independent registered public accountants. The company is continuing its work to finalize its restated Form 10-Qs for the first two quarters of 2005 and its third quarter Form 10-Q which must be completed before the filing of the 2005 Form 10-K. Information contained herein is therefore subject to change.

Conference Call

MEMC will host a conference call today, July 26, 2006, at 5:30 p.m. ET to discuss the company’s preliminary second quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on July 26, 2006, until 11:59 p.m. ET on August 2, 2006. To access the replay, please dial (203) 369-1292 at any time during that period. A replay will also be available until 11:59 p.m. ET on August 2, 2006 on the company’s web site at www.memc.com.

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MEMC ELECTRONIC MATERIALS

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that third quarter 2006 sales will increase by 5% over second quarter 2006 sales, that gross margin will improve by over 200 basis points and operating margin by over 300 basis points compared to the second quarter 2006 levels, that full year 2006 revenue could be approximately $1.5 billion and non-GAAP EPS (based on a cash tax rate of 19% or lower) could be between $1.80 and $2.00, our belief that our expansion into the solar market will allow us to outgrow our competition through varying market conditions, and the Company’s expectation that it will file its Form 10-Qs for the first three quarters of 2005, as well as its 2005 Form 10-K, no later than August 10, 2006. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Six Months Ended
		Revised	Revised		Revised
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005

Net sales	$370,540	$341,549	$272,256	$712,089	$523,195
Cost of goods sold	210,078	208,868	182,952	418,946	352,616
Gross margin	160,462	132,681	89,304	293,143	170,579

Operating expenses:
Marketing and administration	23,622	22,564	18,794	46,186	36,870
Research and development	9,539	8,445	8,529	17,984	17,643
Operating income	127,301	101,672	61,981	228,973	116,066

Nonoperating (income) expense:
Interest expense	831	982	1,937	1,813	3,848
Interest income	(2,648)	(1,590)	(991)	(4,238)	(1,702)
Currency (gains) losses	741	(363)	836	378	759
Other, net	(600)	(497)	(515)	(1,097)	(835)
Total nonoperating (income) expense	(1,676)	(1,468)	1,267	(3,144)	2,070
Income before income taxes, equity in loss of joint venture and minority interests	128,977	103,140	60,714	232,117	113,996
Income tax provision (benefit)	45,651	34,802	18,350	80,453	14,512
Income before equity in loss of joint venture and minority interests	83,326	68,338	42,364	151,664	99,484
Minority interests	(1,378)	(995)	(1,887)	(2,373)	(1,969)
Net income	$81,948	$67,343	$40,477	$149,291	$97,515

Basic income per share	$0.37	$0.30	$0.19	$0.67	$0.47
Diluted income per share	$0.36	$0.29	$0.18	$0.65	$0.43
Weighted average shares used in computing basic income per share	222,071,788	221,744,847	209,206,270	221,909,221	209,017,410
Weighted average shares used in computing diluted income per share	229,776,631	229,595,235	224,681,998	229,537,655	224,321,328

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	June 30,	March 31,	December 31,
	2006	2006	2005
		Revised	Revised
ASSETS
Current assets:
Cash and cash equivalents	$314,186	$236,969	$153,611
Accounts receivable, net	151,984	140,156	125,183
Inventories	105,896	112,516	119,956
Prepaid and other current assets	61,456	59,859	37,528
Total current assets	633,522	549,500	436,278
Property, plant and equipment, net	537,643	518,263	494,927
Deferred tax assets, net	127,937	127,931	165,570
Other assets	54,878	53,787	51,328
Total assets	$1,353,980	$1,249,481	$1,148,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 5,388	$5,355	$18,305
Accounts payable	102,042	117,117	105,500
Accrued liabilities	28,869	24,301	28,363
Deferred revenue	13,754	13,754	14,558
Accrued wages and salaries	30,213	30,165	25,987
Income taxes payable	62,096	32,111	11,621
Total current liabilities	242,362	222,803	204,334
Long-term debt, less current portion	32,610	34,950	34,821
Pension and similar liabilities	107,157	109,196	111,603
Other liabilities	45,017	44,441	41,362
Total liabilities	427,146	411,390	392,120
Minority interests	41,384	45,641	44,646
Commitments and contingencies
Stockholders' equity:
Preferred stock
Common stock	2,228	2,226	2,223
Additional paid-in capital	204,245	198,390	191,535
Retained earnings	706,995	625,047	557,704
Accumulated other comprehensive loss	(23,747)	(28,942)	(35,854)
Treasury stock	(4,271)	(4,271)	(4,271)
Total stockholders' equity	885,450	792,450	711,337
Total liabilities and stockholders' equity	$1,353,980	$1,249,481	$1,148,103

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
		Revised	Revised		Revised

Cash Flows from Operating Activities:
Net income	$81,948	$67,343	$40,477	$149,291	$97,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,492	16,418	14,599	33,910	26,639
Minority interests	1,378	995	1,888	2,373	1,942
Stock compensation	3,835	3,571	113	7,406	499
Equity in loss of joint venture	-	-	-	-	-
Working capital and other	10,182	32,023	(4,671)	42,205	(17,534)
Net cash provided by operating activities	114,835	120,350	52,406	235,185	109,061

Cash Flows from Investing Activities:
Capital expenditures	(33,006)	(29,749)	(65,173)	(62,755)	(103,047)
Proceeds from sale of property, plant and equipment	-	145	-	145	-
Other	-	-	2	-	4
Net cash used in investing activities	(33,006)	(29,604)	(65,171)	(62,610)	(103,043)

Cash Flows from Financing Activities:
Net short-term borrowings	-	(12,969)	7,344	(12,969)	7,174
Principal payments on long-term debt	(2,691)	-	(3,561)	(2,691)	(4,444)
Proceeds from issuance of common stock	2,022	3,287	1,254	5,309	5,121
Dividend to minority interest	(5,636)	-	(9,546)	(5,636)	(9,546)
Net cash provided by (used in) financing activities	(6,305)	(9,682)	(4,509)	(15,987)	(1,695)

Effect of exchange rate changes on cash and cash equivalents	1,693	2,294	1,952	3,987	4,360

Net increase in cash and cash equivalents	77,217	83,358	(15,322)	160,575	8,683
Cash and cash equivalents at beginning of period	236,969	153,611	116,319	153,611	92,314
Cash and cash equivalents at end of period	$314,186	$236,969	$100,997	$314,186	$100,997

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

SUMMARY: The MEMC earnings announcements on November 16, 2005, January 26, 2006 and April 26, 2006 included quarterly statements of operations summaries and a full 2005 summary based on management's then most current understanding of the Company's financial position. Management continued to work on finalizing the 2005 quarterly reports on Form 10-Q and the annual report on Form 10-K for 2005. The consolidated statements of operations below include all known adjustments to date to the financial statements previously reported on April 26, 2006. Also set forth below is a brief summary of the changes to the previously reported financial statements. More detailed explanations of these updated numbers will be set forth in the Company’s Form 10-Qs for the first three quarters of 2005 and Form 10-K for 2005.

Consolidated Condensed Statements of Operations
(Unaudited; Dollars in thousands, except share data)

	------------------------Three Months Ended------------------				2005
	3/31/2005	6/30/2005	9/30/2005	12/31/2005	Total
Net sales	$250,939	$272,256	$280,743	$303,441	$1,107,379
Cost of goods sold	169,664	182,952	195,497	192,748	740,861
Gross margin	81,275	89,304	85,246	110,693	366,518

Marketing and administration	18,076	18,794	18,634	20,812	76,316
Research and development	9,114	8,529	7,166	8,400	33,209

Operating income	54,085	61,981	59,446	81,481	256,993

Nonoperating expense	803	1,267	1,516	1,032	4,618
Income before income taxes	53,282	60,714	57,930	80,449	252,375
Income tax (benefit) provision	(3,838)	18,350	(43,763)	26,443	(2,808)
Income before minority interests	57,120	42,364	101,693	54,006	255,183
Minority interests	(82)	(1,887)	(1,412)	(2,449)	(5,830)
Net income	$57,038	$40,477	$100,281	$51,557	$249,353

Diluted income per share	$0.25	$0.18	$0.44	$0.23	$1.10
Diluted weighted average shares	223,934,369	224,681,998	227,148,309	228,284,715	226,449,944

REVENUE: There were two main adjustments. First, additional deferred revenue adjustments related to multiple element arrangements, for which we received cash in 2005 for specific polysilicon shipments in 2005, reduced net sales for the year by an additional $7.5 million because all elements of the arrangements have not been satisfied. Second, there were $2.8 million of adjustments related primarily to revised sales terms, of which $2.7 million will be recognized in Q1 2006. The net effect of these adjustments brings our deferred revenue balance to $14.6 million at December 31, 2005, and adjusts our overall net 2005 revenue by $10.3 million, from $1,117.7 million to $1,107.4 million.

GROSS MARGIN: There were two main adjustments. First, the $7.5 million deferred revenue adjustment reduced gross margin by $7.5 million while only a portion of the $2.8 million of adjustments related to revised sales terms had an impact on gross margin. Second, quarterly cost allocations to R&D were further reduced and charged to cost of goods sold, which increased 2005 cost of goods sold by $7.6 million. This adjustment also had a small net favorable impact on operating profit because a portion of these costs were inventoriable. The Company was relying on standard costs for the basis of this adjustment and determined that the difficulty of precisely measuring the impact of these actual costs warranted a change of the classification of all such costs in 2005 versus the discrete items assumed in April 2006. The aggregate impact of these adjustments increased cost of goods sold and reduced gross margin by $14.1 million. This reduced 2005 gross margin as a percent of sales from 34.1% to 33.1%.

MARKETING AND ADMINISTRATION EXPENSE: No significant changes from previously reported numbers.

RESEARCH AND DEVELOPMENT EXPENSE: A manufacturing cost allocation to R&D expense was reduced by $7.6 million because it was determined that certain costs in this allocation were inventoriable manufacturing costs and should be accounted for in cost of sales and inventory. The Company was relying on standard costs for the basis of this adjustment and determined that the difficulty of precisely measuring the impact of these actual costs warranted a change of the reclassification of all such costs in 2005. This adjustment reduced 2005 R&D expense as a percent of sales from 3.6% to 3.0%. The inventory portion of this adjustment resulted in a small increase in operating income.

OPERATING INCOME: The cumulative impact of all adjustments reduced 2005 operating income by 2.3% or $5.9 million. This reduced 2005 operating income as a percent of sales from 23.5% to 23.2%.

INCOME BEFORE INCOME TAXES: The cumulative impact of all adjustments reduced 2005 pretax income by 1.9% or $4.9 million. This reduced 2005 pre-tax diluted earnings per share by $0.02.

PROVISION FOR INCOME TAXES: The purchase price of MEMC in 2001, specifically as it relates to calculation and timing of favorable discrete income tax adjustments and the reversal of valuation allowances, involves complex income tax accounting issues. Adjustments to account for these issues resulted in a $73.7 million increase in income taxes from amounts previously reported and unfavorably decreased 2005 diluted earnings per share by $0.32 from the April 26, 2006 press release with no net cash impact for the year. In addition to the potential $0.18 per share impact disclosed in April 2006 associated with the federal impact of built in losses (BIL) under review, there were additional adjustments of $10.7 million required for the 2006 portion of the BIL, the state tax and alternative minimum tax impacts, as well as the valuation at the time of change in control in 2001 as defined in IRC Section 382 as a result of the partial acquisition by TPG interests. These adjustments also resulted in an additional $9.5 million tax expense associated with foreign tax credits at the same time. In addition to the items related to the 2001 valuation, there was also a $7.9 million adjustment associated with the revaluation of Korean assets from 2000 and $3.1 million in other tax expense. For the Korean asset revaluation the Company had previously reflected it as a permanent tax deduction that has since been determined to be a temporary tax difference.

DILUTED EARNINGS PER SHARE: Cumulative adjustments summarized above reduce 2005 earnings per share by $0.34 to $1.10 per share. Of this cumulative adjusment, $0.32 was the result of tax adjustments, and $0.02 was the result of adjustments to operating results.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

SUMMARY: The MEMC earnings announcement on April 26, 2006 was based on management's then most current understanding of the Company's financial position for the first quarter of 2006. Management continued to work on finalizing the 2005 quarterly reports on Form 10-Q and the annual report on Form 10-K for 2005. That effort had a residual impact on the results for first quarter 2006. Consolidated statements of operations below include all known adjustments to date to the financial statements previously reported on April 26, 2006. Also set forth below is a brief summary of the changes to the previously reported financial statements. More detailed explanations of these updated numbers will be set forth in the company’s Form 10-Q for the first quarter of 2006.

Consolidated Condensed Statements of Operations
(Unaudited; Dollars in thousands, except share data)

	-----------Three Months Ended------------
	As Adjusted	As Previously Reported
	3/31/2006	3/31/2006
Net sales	$341,549	$339,906
Cost of goods sold	208,868	203,461
Gross margin	132,681	136,445
Marketing and administration	22,564	21,938
Research and development	8,445	12,005
Operating income	101,672	102,502
Nonoperating income	1,468	1,469
Income before income taxes	103,140	103,971
Income tax provision	34,802	35,028
Income before minority interests	68,338	68,943
Minority interests	(995)	(1,116)
Net income	$67,343	$67,827

Diluted income per share	$0.29	$0.30
Diluted weighted average shares	229,595,235	229,595,235

REVENUE: First quarter 2006 revenue has been adjusted higher by $1.6 million to bring Net sales to $341.5 million. The increase is primarily associated with the 2005 adjustments related to revised sales terms.

GROSS MARGIN: Consistent with 2005, quarterly cost allocations to R&D were reduced and charged to cost of goods sold, which increased first quarter 2006 cost of goods sold by $3.6 million. This adjustment also had a small net favorable impact on operating profit because a portion of these costs were inventoriable. The company was relying on standard costs for the basis of this adjustment and determined that the difficulty of precisely measuring the impact of these actual costs warranted a change of the classification of all such costs in 2005 vs. the discrete items assumed in April 2006. Only a portion of the adjustments related to revised sales terms had an impact on gross margin. The aggregate impact of these adjustments increased cost of goods sold and reduced gross margin by $3.8 million. This reduced first quarter 2006 gross margin as a percent of sales from 40.1% to 38.8%.

MARKETING AND ADMINISTRATION EXPENSE: The company recognized additional fees of $0.6 million associated with 2005 restatement activities.

RESEARCH AND DEVELOPMENT EXPENSE: A manufacturing cost allocation to R&D expense was reduced by $3.6 million because it was determined that certain costs in this allocation were inventoriable manufacturing costs and should be accounted for in cost of sales and inventory. The company was relying on standard costs for the basis of this adjustment and determined that the difficulty of precisely measuring the impact of these actual costs warranted a change of the reclassification of costs in 2005. This adjustment reduced first quarter 2006 R&D expense as a percent of sales from 3.5% to 2.5%. The inventory portion of this adjustment resulted in a small increase in operating income.

OPERATING INCOME: The cumulative impact of all adjustments reduced first quarter 2006 operating income by 0.1% or $0.8 million. This reduced first quarter 2006 operating income as a percent of sales from 30.2% to 29.8%.

INCOME BEFORE INCOME TAXES: The cumulative impact of all adjustments reduced first quarter 2006 pretax income by 0.8% or $0.8 million. This reduction resulted in no change to pre-tax diluted earnings per share.

PROVISION FOR INCOME TAXES: No significant changes from previously reported numbers.
DILUTED EARNINGS PER SHARE: Cumulative adjustments summarized above reduce first quarter 2006 earnings per share by $0.01 to $0.29 per share.